Exhibit 99.B(e)(2)

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

DATED AS OF SEPTEMBER 16, 2002,

AS AMENDED AND RESTATED DECEMBER 10, 2003, MARCH 8, 2006 AND DECEMBER 21 2006

BETWEEN

SEI INSTITUTIONAL MANAGED TRUST

AND

SEI INVESTMENTS DISTRIBUTION CO.

This Agreement shall apply with respect to portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust:

Large Cap Value Fund

Large Cap Growth Fund

Tax-Managed Large Cap Fund

Small Cap Value Fund

Small Cap Growth Fund

Tax-Managed Small Cap Fund

Mid-Cap Fund

Core Fixed Income Fund

High Yield Bond Fund

Real Estate Fund

Large Cap Diversified Alpha Fund

U.S. Managed Volatility Fund

Small/Mid Cap Diversified Alpha Fund

Enhanced Income Fund

Global Managed Volatility Fund

Real Return Plus Fund